For period ended 04/30/2002
File Number 811-9018

Item 77.C  Matters submitted to a vote of security holders

SPECIAL MEETING OF SHAREHOLDERS

A special meeting of shareholders of the American AAdvantage Balanced Mileage Fund ("Balanced Mileage Fund"), American AAdvantage Large Cap Value Mileage Fund ("Large Cap Value Mileage Fund"), American AAdvantage Small Cap Value Mileage Fund ("Small Cap Value Mileage Fund"), American AAdvantage International Equity Mileage Fund ("International Equity Mileage Fund"), American AAdvantage S&P 500 Index Mileage Fund ("S&P 500 Index Mileage Fund"), American AAdvantage Intermediate Bond Fund ("Intermediate Bond Mileage Fund"), and American AAdvantage Short-Term Bond Fund ("Short-Term Bond Mileage Fund") was held on February 13, 2002. By reason of the fact that the holders of record of a majority of the issued and outstanding shares of the Balanced, Large Cap Value and Intermediate Bond Mileage Funds entitled to vote at this meeting were not present in person or by proxy, a quorum was not present for these Funds. The meeting for these Funds was adjourned to February 20, 2002.

The following matter was voted on at the February 13, 2002 meeting:

To approve the proposed Agreement of Reorganization and Termination between the American AAdvantage Mileage Funds, on behalf of the Small Cap Value, International Equity, S&P 500 Index, and Short-Term Bond Mileage Funds, and the American AAdvantage Funds, on behalf of its Small Cap Value, International Equity, S&P 500 Index, and Short-Term Bond Funds.

Mileage Fund           For           Against        Abstain     Non-voting
------------           ---           -------        -------     ----------
Small Cap Value        8,341.368     14,201.348     0.000       6,934.433
International Equity   70,308.846    102,570.141    3,495.735   121,901.269
S&P 500 Index          95,095.494    333,767.276    0.000       131,452.123
Short-Term Bond        31,344.502    88,614.884     0.000       38,023.983


The failure to pass the proposal for the Small Cap Value, International Equity, S&P 500 Index, and Short-Term Bond Mileage Funds resulted in the liquidation of these Funds and the distribution of proceeds to shareholders.

A special meeting of shareholders of the Balanced, Large Cap Value and Intermediate Bond Mileage Funds was held on February 20, 2002. By reason of the fact that the holders of record of a majority of the issued and outstanding shares of the Balanced and Large Cap Value Mileage Funds entitled to vote at this meeting were not present in person or by proxy, a quorum was not present for these Funds. The failure to reach a quorum for these Funds resulted in their liquidation and the distribution of proceeds to shareholders.

The following matter was voted on at the meeting:

To approve the proposed Agreement of Reorganization and Termination between the American AAdvantage Mileage Funds, on behalf of the Intermediate Bond Mileage Fund, and the American AAdvantage Funds, on behalf of its Intermediate Bond Fund.

Mileage Fund           For           Against        Abstain     Non-voting
------------           ---           -------        -------     ----------
Intermediate Bond      4,674.856     1,353.290      0.000       5,075.301


The passage of the proposal for the Intermediate Bond Mileage Fund resulted in:
1) the assumption of the Fund's assets and liabilities by the PlanAhead Class of the Intermediate Bond Fund of the American AAdvantage Funds in exchange for PlanAhead Class shares and 2) the distribution to Fund shareholders of PlanAhead Class shares having a total net asset value equal to the shareholder's holdings in the Fund.